                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-44532
                              Zero Coupon Convertible Senior Debentures due 2020
                                                           CUSIP No. 629568 AC 0


                             NABORS INDUSTRIES, INC.

                 PROSPECTUS SUPPLEMENT NO. 5 DATED MARCH 2, 2001
                      TO PROSPECTUS DATED SEPTEMBER 6, 2000

         The selling securityholders table on pages 7 and 8 of the prospectus, as previously supplemented, is further amended by this supplement no. 5 to add the following entities as selling securityholders and to list the amounts of the securities beneficially owned and being offered for sale by such securityholders:

                                                                           ZERO COUPON CONVERTIBLE DEBENTURES
                                                                           ----------------------------------
                                                                                        DUE 2020
                                                                                        --------
                                                                          AMOUNT                 AMOUNT OFFERED
SELLING SECURITYHOLDER                                                    BENEFICIALLY OWNED     FOR SALE
                                                                          ------------------     --------
Forest Fulcrum Fund L.P.                                                  $ 8,500,000            $ 8,500,000
Forest Global Convertible Fund A-5                                        $ 1,500,000            $ 1,500,000
Global Bermuda Limited Partnership                                        $ 1,500,000            $ 1,500,000
Lakeshore International Ltd.                                              $ 3,500,000            $ 3,500,000
Lutheran Brotherhood                                                      $ 6,000,000            $ 6,000,000
Morgan Stanley & Co.1                                                     $ 2,000,000            $ 2,000,000


         The table is further amended to change the name of the selling security holder ECT Investments, Inc. to Enron North America and to reduce the amounts beneficially owned and offered for sale by such security holder to $8,800,000.





------------------------
(1) Morgan Stanley & Co. Incorporated was the initial purchaser of these securities in the Rule 144A offering in which these securities were issued. This entity and/or affiliates have provided, and may in the future provide, investment banking services to us, including acting as lead underwriter and/or co-manager with respect to offerings of debt and equity securities. The amount listed in this supplement no. 5 is in addition to the amount for this shareholder listed in the prospectus, as previously supplemented.